Exhibit 99.1

STRATA Skin Sciences Reports First Quarter 2025 Financial Results and Provides a Corporate Update

HORSHAM, Penn., May 14, 2025 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announces its financial results for the quarter ended March 31, 2025, and provides a corporate update.

First Quarter 2025 Financial Highlights

•	Revenue in the first quarter of 2025 was $6.8 million, up 1%
o	Global net recurring XTRAC® revenue in the first quarter was $4.5 million vs. $4.6 million in the prior year period, with international growth of 27% offsetting a 4% decline in the domestic market
o	Average net revenue per domestic XTRAC® system increased to $4,776 (+3% YoY) on 846
o	Total Recurring revenue increased 1% to $4.7 million in the first quarter
o	Equipment revenue for the first quarter was $2.1 million, up 1.4% from the year-ago period
•	Gross margin in the first quarter was 53.5%, up 790 basis points from 45.6% in the prior year period
•	Operating expenses in the first quarter were $5.7 million, down 5% as compared to the year-ago period
•	Operating cash flow improved by $254 thousand to negative $550 thousand
•	Adjusted EBITDA improved by $732 thousand to negative $547 thousand versus negative $1.3 million in the prior year period
•	Total cash at quarter end was $7.8 million

“STRATA made solid progress in the first quarter in executing our strategic plan,” said Dr. Dolev Rafaeli, STRATA President and CEO.  “Along with a modest increase in revenue, we have significantly improved our gross margins, expanding nearly 800 basis points year over year.  We have also maintained disciplined cost control resulting in a decline in operating expenses and improvement in our seasonally low first quarter adjusted EBITDA.

“Our existing direct-to-consumer (DTC) strategy continues to strengthen, driving 32% and 128% more unique Psoriasis and Acne patients respectively, as compared to prior year period demonstrating both growing demand and improved marketing efficiency.

“Internationally, we’re building strong momentum. Revenue from international markets grew 8% in Q1 as compared to prior year, following 41% growth in the previous quarter. This segment now accounts for 36% of our total revenue, and we anticipate, once the global tariff uncertainty clears  it will continue to grow, adding strong growth to our U.S. business stabilization and growth,” concluded Dr. Rafaeli.

First Quarter 2025 Financial Results

Revenue for the first quarter of 2025 was $6.8 million, an increase of 1% versus the first quarter of 2024. Global recurring revenue of $4.7 million and equipment revenue of $2.1 million in the first quarter of 2025 were each up roughly 1% over the prior-year first quarter.

Gross profit for the first quarter of 2025 was $3.6 million, or 53.5% of revenue, as compared to $3.1 million, or 45.6% of revenue, for the first quarter of 2024.

Total operating expenses of $5.7 million in the first quarter of 2025 declined 5% versus the prior-year period, with engineering & product development down 60%, selling & marketing down 1%, and general & administrative down 5% versus their prior-year levels.

Net loss for the first quarter of 2024 was $2.4 million, or EPS of negative $0.58 per basic and diluted common share, as compared to a net loss of $3.4 million, or EPS of negative $0.96 per basic and diluted common share, in the first quarter of 2024.

Cash, cash equivalents, and restricted cash at March 31, 2025 were $7.8 million.

First Quarter 2025 Earnings Conference Call

STRATA management will host a conference call at 5:00 p.m. ET on Wednesday, May 14, 2025 to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

To listen to the conference call, interested parties within the U.S. should dial 1-866-524-3160 (domestic) or 1-412-317-6760 (international).  All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the STRATA Skin Sciences, Inc. conference call.

The conference call will also be available through a live webcast that can be accessed at STRATA Skin Sciences YE24 Earnings Webcast.

A telephonic replay of the call will be available until May 21, 2025 by dialing 1-877-344-7529 (or 1-412-317-0088 for international toll callers) and using replay access code 6753445.  To access the replay using an international dial-in number, please see here.

A webcast earnings call replay will be available approximately one hour after the live call and remain accessible until September 21, 2025.

Non-GAAP Financial Measures

STRATA has determined to supplement its consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), presented elsewhere within this report, with certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP gross profit, which excludes the non-cash expense of amortization of acquired intangible assets classified as cost of revenues, and non-GAAP adjusted EBITDA, “Earnings Before Interest, Taxes, Depreciation, and Amortization.”

These non-GAAP disclosures have limitations as an analytical tool, should not be viewed as a substitute for Gross Profit or Net Earnings (Loss) determined in accordance with U.S. GAAP, should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. STRATA considers these non-GAAP measures in addition to its results prepared under current accounting standards, but they are not a substitute for, nor superior to, U.S. GAAP measures. These non-GAAP measures are provided to enhance readers’ overall understanding of STRATA’s current financial performance and to provide further information for comparative purposes. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to Gross Profit or Net Earnings (Loss) determined in accordance with U.S. GAAP. Specifically, STRATA believes the non-GAAP measures provide useful information to management and investors by isolating certain expenses, gains, and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, STRATA believes non-GAAP measures enhance the comparability of results against prior periods.

Reconciliation to the most directly comparable U.S. GAAP measure of all non-GAAP measures included in this press release is as follows:

	Three Months Ended March 31,
(in thousands)	2025	2024
Net loss	$(2,432)	$(3,368)

Adjustments:
Depreciation and amortization	1,220	1,249
Amortization of operating lease right-of-use asset	85	95
Loss on disposal of property and equipment	34	13
Interest expense, net	417	479
Non-GAAP EBITDA	(676)	(1,532)
Stock-based compensation	129	112
Inventory write-off	-	141
Non-GAAP adjusted EBITDA	$(547)	$(1,279)

XTRAC Gross Domestic Recurring Billings
XTRAC gross domestic recurring billings represent the amount invoiced to partner clinics when treatment codes are sold to the physician. It does not include normal GAAP adjustments, which are deferred revenue from prior quarters recorded as revenue in the current quarter, the deferral of revenue from the current quarter recorded as revenue in future quarters, adjustments for co-pay and other discounts. This excludes international recurring revenues.

The following is a reconciliation of non-GAAP XTRAC gross domestic billings to domestic recorded revenue for the first quarter of 2025 and 2024 (in thousands), respectively:

	Three Months Ended March 31,
(in thousands)	2025	2024
Gross domestic recurring billings	$4,086	$4,578
Co-Pay adjustments	(74)	(80)
Other Discounts	(4)	(30)
Deferred revenue from prior quarters	1,545	1,624
Deferral of revenue to future quarters	(1,513)	(1,901)
GAAP domestic revenue	$4,041	$4,190

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	6,512	7,261
Restricted cash	1,334	1,334
Accounts receivable, net of allowance for credit losses of $548 and $466 at March31, 2025 and December 31, 2024, respectively	5,007	5,253
Inventories	2,659	2,246
Prepaid expenses and other current assets	364	501
Total current assets	15,876	16,595
Property and equipment, net	9,462	10,061
Operating lease right-of-use assets	1,179	1,264
Intangible assets, net	4,856	5,348
Goodwill	2,658	2,658
Other assets	231	231
Total assets	34,262	36,157

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	2,816	2,433
Accrued expenses and other current liabilities	8,779	8,593
Deferred revneues	2,204	2,241
Current portion of operating lease liabilities	331	328
Current portion of contingent consideration	1,009	1,030
Total current liabilities	15,139	14,625
Long-term debt, net	15,231	15,192
Deferred revenues and other liabilities	292	353
Operating lease liabilities, net of current portion	835	919
Contingent consideration, net of current portion	96	96
Total liabilities	31,593	31,185
Commitments and contingencies
Stockholders equity:
Series C covertible preferred stock, $0.10 par value; 10,000,000 shars authorised, no shares issued and outstanding	-	-
Common stock, $0.001 par value; 150,000,000 shares authorised; 4,171,161 shares issued and outstanding at both March 31, 2025 and December 31, 2024	4	4
Additional paid-in capital	253,241	253,112
Accumulated deficit	(250,576)	(248,144)
Total stockholders' equity	2,669	4,972
Total liabilities and stockholders' equity	34,262	36,157

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenues, net	$6,812	$6,754
Cost of revenue	3,165	3,674
Gross profit	3,647	3,080
Operating expenses
Engineering and product development	96	241
Selling and marketing	2,993	3,018
General and administrative	2,573	2,710
Total operating expenses	5,662	5,969
Loss from operations	(2,015)	(2,889)
Other income (expense):
Interest expense	(486)	(524)
Interest income	69	45
Total other expense	(417)	(479)
Net loss	$(2,432)	$(3,368)

Net loss per share of common stock, basic and diluted	$(0.58)	$(0.96)
Weighted aveage shares of common stock outstanding, basic and diluted	4,171,161	3,506,025

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(2,432)	$(3,368)
Adjustments to reconcile net loss ot net cash provided by (used in) operating activities:
Depreciation and amortization	1,220	1,249
Amortization of operating lease right-of-use assets	85	95
Amortization of deferred financing costs and debt discount	39	31
Change in allowance for credit losses	110	84
Stock-based compensation expense	129	112
Loss on disposal of property and equipment	34	13
Inventory write-off	-	141
Changes in operating assets and liabilities:
Account receivable	136	726
Inventories	(377)	(154)
Prepaid expenses and other assets	137	(31)
Accounts payable	362	261
Accrued expenses and other liabilities	169	(57)
Deferred revenues	(81)	194
Operating elase liabilities	(81)	(100)
Net cash provided by (used in) operating activities	(550)	(804)
Cash flows from investing activities:
Purchase of property and equipment	(199)	(725)
Net cash used in investing activities	(199)	(725)
Cash flows from Financing activities:
Payment of contingent consideration	-	(18)
Net cash provided by financing activities	-	(18)
Net decrease in cash, cash equivalents and restricted cash	(749)	(1,547)
Cash, cash equivalents and restricted cash at beginning of period	8,595	8,118
Cash, cash equivalents and restricted cash at end of period	$7,846	$6,571

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$450	$480

Supplemental schedule of non-cash operating, investing, and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease	$-	$977
Transfer of property and equipment to inventories	$36	$9
Accrued payment of contingent consideration	$21	$6